Exhibit 10.1

WARNER MUSIC INC.

1633 Broadway

New York, NY 10019

October 21, 2020

Eric Levin

760 West End Avenue

Apt. 7A

New York, NY 10025

Dear Eric:

Please refer to the employment agreement between Warner Music Inc. (“Company”) and you dated September 30, 2014, as amended by letter agreements dated October 6, 2015, December 2, 2016 and May 2, 2018 (as amended, the “Agreement”).

This letter, when signed by you and countersigned by Company, shall constitute our agreement to amend the Agreement as set forth herein. Unless otherwise indicated, capitalized terms shall have the meanings set forth in the Agreement.

1.    Paragraph 2 of the Agreement is hereby amended to extend the Term through September 30, 2025.

2.    Paragraph 3(a) of the Agreement is hereby amended to provide that effective as of October 1, 2020, Company shall pay you a salary at the rate of $1,000,000 per annum. As soon as practicable following the date on which this letter is executed in full (the “Effective Date”), Company shall pay to you an amount equal to the difference between (x) the salary that would have been payable to you if your annual salary during the period from October 1, 2020 through the Effective Date was $1,000,000 and (y) the salary paid to you for such period.

3.    Effective as of October 1, 2020, Paragraph 3(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b)    Annual Discretionary Bonus: With respect to each fiscal year of the Term, commencing with the fiscal year that begins October 1, 2020 and ends September 30, 2021 (i.e., the 2021 fiscal year), Company shall consider granting to you an annual bonus (or a pro rata portion thereof for a portion of such fiscal year). Your target bonus with respect to each fiscal year shall be $1,000,000 (or a pro rata portion of such amount for a portion of such fiscal year), and the amount of any annual bonus awarded to you shall be determined by Company in its sole discretion based on factors including the strength of your performance and the performance of Company and of Warner Music Group; provided that the amount of any annual bonus awarded to you may be higher or lower than the target amount.”

4.    Effective as of October 1, 2020, Paragraph 3(e) of the Agreement is hereby amended and restated in its entirety as follows:

“(e)    Equity Award: Beginning with Company’s 2021 fiscal year and in each other fiscal year of the Term in which you are actively employed with Company and so long as the common stock of Warner Music Group Corp. (including any successor or assignee, “WMG Corp.”) is publicly traded, you shall be eligible to receive, in the sole discretion of the Administrator of the Plan (as defined below), one or more “Awards” as defined under, and to be granted to you pursuant to, the Warner Music Group Corp. 2020 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”). For each fiscal year of the Term that you are eligible to receive an equity incentive award, the aggregate annual pre-tax, grant date target value of any Awards granted in such fiscal year shall be $1,000,000, with the number of shares of WMG Corp.’s Class A common stock covered by such Award(s) determined by the closing share price of WMG Corp.’s Class A Common Stock on a date selected by the Administrator. The actual pre-tax grant date value of your annual Award(s) may be lower than the target amount, and will be determined by the Administrator in its sole discretion based on factors determined by the Administrator, which may include the strength of your performance and the performance of WMG Corp. in the preceding fiscal year and/or any other period deemed relevant by the Administrator. Any annual Awards that you may be eligible to receive are expected to be granted in the same fiscal quarter as annual Awards are generally granted to other executives of Company and its affiliates (which is expected to be in January of such fiscal year), unless otherwise determined by the Administrator. The terms and conditions of any Award, including vesting requirements, active employment on the grant date and treatment of Awards upon termination of employment, shall be determined in the sole discretion of the Administrator and be subject to the Plan and individual “Award Agreements” in forms approved by the Administrator.”

5.    The following sentence is hereby added as the second sentence of Paragraph 11(e)(ii) of the Agreement:

“In addition, in the event of a Special Termination, subject to your execution of a Release, Company shall in good faith consider granting to you a pro-rata portion of an annual bonus with respect to the portion of the fiscal year during which you rendered services to Company prior to such Special Termination, the amount of which bonus (if any) shall be determined in Company’s sole discretion and shall be paid to you when bonuses are paid to employees of Company generally.”

This letter may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this letter by facsimile transmission or by email or other electronic transmission method, and signatures created or transmitted by electronic means, including DocuSign (or any other signature complying with the federal ESIGN Act of 2000 or any applicable Uniform Electronic Transactions Act or Electronic Signatures and Records Act), PDF or JPEG, shall constitute original signatures, shall be deemed to have been duly and validly created and delivered, and shall be valid and binding for all purposes.

Except as expressly amended herein, the terms and provisions of the Agreement shall remain in full force and effect.

If the foregoing correctly sets forth our understanding, please sign below and return this letter to Company.

WARNER MUSIC INC.

By:	/s/ Paul Robinson
Name:	Paul Robinson

Accepted and Agreed:

/s/ Eric Levin
Eric Levin

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